                                    Exhibit 99.1

Custom Truck One Source, Inc. Reports Strong Quarterly Revenue and Gross Profit Growth
KANSAS CITY, MO, May 10, 2022 – Custom Truck One Source, Inc. (“CTOS,” “we,” “our,” or the “Company”) (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, and other infrastructure-related end markets, today reported financial results for its first quarterly period ended March 31, 2022.
On April 1, 2021, the Company, formerly known as Nesco Holdings, Inc. (“Nesco Holdings”), through its subsidiary, closed on the acquisition (the “Acquisition”) of Custom Truck One Source, L.P. (“Custom Truck LP”). The Acquisition creates a leading, one-stop shop for specialty equipment serving highly attractive and growing infrastructure end markets, including electric utility transmission and distribution (“T&D"), telecom, rail and other national infrastructure initiatives. Our reported results include Custom Truck LP only for the period subsequent to the Acquisition. We also provide key operational metrics on a combined basis and pro forma combined results of operations for the three-month period ended March 31, 2021, in accordance with Article 11 of Regulation S-X, assuming the Acquisition had occurred on January 1, 2020. We believe such combined information is useful to compare how the combined company has performed over time.
Our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of rental equipment to our customers. TES encompasses our specialized truck and equipment production and sales activities. APS encompasses sales and rentals of parts, tools and other supplies to our customers, as well as our aftermarket repair service operations.
CTOS First Quarter Highlights

•Total quarterly revenue of $366.5 million, driven primarily by continued strong rental demand
•Quarterly gross profit improvement of $6.6 million, or 8.5%, to $84.5 million compared to $77.9 million for fourth quarter 2021
•Quarterly net loss of $3.3 million, including $4.6 million related to the continuing post-acquisition integration related expenses, compared to a net loss of $3.7 million in fourth quarter 2021
•Quarterly Adjusted EBITDA of $91.5 million compared to $95.6 million in fourth quarter 2021
•Closed on the acquisition of HiRail Leasing Group, a leader in rental equipment for the Canadian rail market, for approximately $51.6 million, including $5.6 million of fleet related purchase price adjustments
•Maintaining full-year revenue and Adjusted EBITDA outlook

CTOS First Quarter Pro Forma Highlights
Pro forma first quarter highlights actual results for the three months ended March 31, 2022 to pro forma results for the three months ended March 31, 2021, which are prepared in accordance with Article 11 of Regulation S-X, as if the Acquisition had been completed on January 1, 2020.

•Rental revenue increased 8.9% compared to 2021 pro forma revenue of $100.3 million, driven primarily by an increase in rental equipment utilization and steady rental yield
•Gross profit increased 20.0% to $84.5 million, compared to 2021 pro forma gross profit of $70.4 million, driven by increased gross margin in our TES segment and sales of rental equipment in our ERS segment
•Gross profit, excluding rental equipment depreciation, increased 12.7% to $129.5 million, compared to 2021 pro forma gross profit, excluding rental equipment depreciation, of $114.8 million, driven by improved rental fleet performance
•Net loss reduced to $3.3 million compared to 2021 pro forma net loss of $15.3 million
•Adjusted EBITDA improved to $91.5 million compared to 2021 pro forma Adjusted EBITDA of $72.9 million
•Increased average OEC on rent by $71.8 million to $1,119.1 million
•Equipment sales order backlog grew 42.4% to $586.4 million

“I am proud of the efforts of our entire team, who delivered very strong first quarter results despite the continued headwinds stemming from supply chain constraints and inflation,” said Fred Ross, Chief Executive Officer of CTOS. “Our first quarter results provide a solid foundation for us to build upon over the balance of the year. As we move into the second year post the transaction, we have largely shifted our efforts away from the integration and toward the optimization of our operations to fully realize the benefits of our scale and our one-stop-shop business model. Custom Truck’s commitment to our customers remains unmatched and we are steadfastly focused on meeting continued robust customer demand across all three of our business segments.”

Summary Actual Financial Results

	Three Months Ended March 31,		Three Months Ended December 31, 2021 Actual
(in $000s)	2022 Actual	2021 Actual
Rental revenue	$109,145	$48,289	$114,131
Equipment sales	227,186	17,987	212,509
Parts and services revenue	30,145	12,023	29,799
Total revenue	$366,476	$78,299	$356,439
Gross profit	$84,493	$20,219	$77,852
Net income (loss)	$(3,273)	$(27,907)	$(3,713)
Adjusted EBITDA[1]	$91,477	$27,531	$95,589
1 - Adjusted EBITDA is a non-GAAP financial measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the U.S. (“GAAP”) is included at the end of this press release.
Summary Pro Forma Financial Results1
The summary combined financial data below is presented on a pro forma basis to give effect to the following as if they occurred on January 1, 2020: (i) the acquisition of Custom Truck LP and related impacts of purchase accounting, (ii) borrowings under the new debt structure and (iii) repayment of previously existing debt of Nesco Holdings and Custom Truck LP.

	Three Months Ended March 31,
(in $000s)	2022 Actual	2021 Pro Forma
Rental revenue	$109,145	$100,262
Equipment sales	227,186	263,942
Parts and services revenue	30,145	30,566
Total revenue	$366,476	$394,770
Gross profit	$84,493	$70,425
Net income (loss)	$(3,273)	$(15,280)
Adjusted EBITDA[2]	$91,477	$72,866
1 - The above pro forma information is presented for and three-month period ended March 31, 2021, in accordance with Article 11 of Regulation S-X. The information presented gives effect to the following as if they occurred on January 1, 2020: (i) the Acquisition, (ii) borrowings under the senior secured notes and the asset-based credit facility used to repay certain debt in connection with the Acquisition, (iii) extinguishment of Custom Truck LP's prior credit facility and term loan borrowings assumed in the Acquisition and immediately repaid on April 1, 2021, and (iv) extinguishment of Nesco Holdings’ prior credit facility and its senior secured notes repaid in connection with the Acquisition. The pro forma information is not necessarily indicative of the Company’s results of operations had the Acquisition been completed on January 1, 2020, nor is it necessarily indicative of the Company’s future results. The pro forma information does not reflect any cost savings from operating efficiencies, synergies, or revenue opportunities that could result from the Acquisition.
2 - Adjusted EBITDA is a non-GAAP financial measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the U.S. (“GAAP”) is included at the end of this press release.

Summary Actual Financial Results by Segment
Segment performance presented below for the three months ended March 31, 2022, and for the three months ended December 31, 2021, includes Custom Truck LP from April 1, 2021 to March 31, 2022. Segment performance for the three months ended March 31, 2021, represents that of Nesco Holdings before the acquisition of Custom Truck LP and, therefore, is not comparable.
Equipment Rental Solutions

	Three Months Ended March 31,		Three Months Ended December 31, 2021
(in $000s)	2022	2021
Rental revenue	$105,561	$44,730	$109,622
Equipment sales	59,353	10,485	35,294
Total revenue	164,914	55,215	144,916
Cost of rental revenue	24,791	15,537	26,961
Cost of equipment sales	43,230	6,740	29,605
Depreciation of rental equipment	43,966	16,885	43,752
Total cost of revenue	111,987	39,162	100,318
Gross profit	$52,927	$16,053	$44,598

Truck and Equipment Sales

	Three Months Ended March 31,		Three Months Ended December 31, 2021
(in $000s)	2022	2021
Equipment sales	$167,833	$7,502	$177,215
Cost of equipment sales	144,048	6,925	153,844
Gross profit	$23,785	$577	$23,371

Aftermarket Parts and Services

	Three Months Ended March 31,		Three Months Ended December 31, 2021
(in $000s)	2022	2021
Rental revenue	$3,584	$3,559	$4,509
Parts and services revenue	30,145	12,023	29,799
Total revenue	33,729	15,582	34,308
Cost of revenue	24,950	11,034	22,243
Depreciation of rental equipment	998	959	2,182
Total cost of revenue	25,948	11,993	24,425
Gross profit	$7,781	$3,589	$9,883

Summary Combined Operating Metrics
The combined operating metrics presented below are presented for the three and three-month periods ended March 31, 2022 and 2021 as if Custom Truck LP and Nesco Holdings had operated together for all periods.

	Three Months Ended March 31,		Three Months Ended December 31, 2021
(in $000s)	2022	2021
Ending OEC(a) (as of period end)	$1,364,660	$1,326,000	$1,363,451
Average OEC on rent(b)	$1,119,100	$1,047,310	$1,151,959
Fleet utilization(c)	82.5%	78.2%	83.7%
OEC on rent yield(d)	39.1%	37.8%	39.1%
Sales order backlog(e) (as of period end)	$586,368	$193,973	$411,636
(a) Ending OEC — original equipment cost (“OEC”) is the original equipment cost of units at a given point in time.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a 12-month period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For period less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for products expected to be shipped within the next 12 months, although shipment dates are subject to change due to design modifications or changes in other customer requirements. Sales order backlog should not be considered an accurate measure of future net sales.

Management Commentary
Total revenue in the first quarter of 2022 was characterized by strong customer demand for rental equipment and for new and used equipment, with sequential quarterly equipment sales revenue increasing 6.9% to $227.2 million, as compared to $212.5 million in the fourth quarter of 2021. First quarter 2022 total rental revenue declined 4.4% to $109.1 million, compared to $114.1 million in the fourth quarter, as a result of customary seasonal slowdowns in infrastructure projects. Compared to first quarter 2021 pro forma total rental revenue of $100.3 million, first quarter 2022 rental revenue increased by 8.9%, reflecting our continued expansion of our rental fleet and pricing gains.
In our ERS segment, rental revenue in the first quarter of 2022 was $105.6 million compared to $109.6 million in the fourth quarter of 2021, a 3.7% decrease. Fleet utilization remained relatively steady at 82.5% compared to 83.7% in the fourth quarter of 2021. Gross profit (excluding depreciation) in the segment was $96.9 million, compared to $88.4 million in the fourth quarter of 2021, representing strong growth on a sequential quarter basis.
Revenue in our TES segment declined 5.3%, to $167.8 million in the first quarter of 2022, from $177.2 million in the fourth quarter of 2021, as a result of supply chain challenges relating to the segment's inventory suppliers. Gross profit improved by 1.8% to $23.8 million in the first quarter of 2022 compared to $23.4 million in the fourth quarter of 2021. Despite the impact on first quarter sales volume, TES continued to see strength in product demand as sales order backlog grew by 42.4% compared to the end of the fourth quarter of 2021.
APS segment revenue experienced a modest decrease of $0.6 million, or 1.7%, in the first quarter of 2022, to $33.7 million, as compared to $34.3 million in the fourth quarter of 2021, driven by increased focus by service technicians on maintaining the rental fleet and seasonal slowdowns in parts sales.
Net loss was $3.3 million in the first quarter of 2022 compared to $3.7 million for the fourth quarter of 2021, as a result of the increase in gross profit, offset by higher selling, general and administrative expenses. First quarter 2022 activities related to new product development, our ERP system implementation and employee variable pay programs contributed to the higher selling, general and administrative expenses.
Adjusted EBITDA for the first quarter of 2022 was $91.5 million, compared to $95.6 million for the fourth quarter of 2021. The decrease in Adjusted EBITDA was largely driven by the seasonal slowdown on rental revenue, offset by gains in gross profit from new equipment production and sales.
CTOS had cash and cash equivalents of $23.8 million as of March 31, 2022, and debt outstanding net of cash and cash equivalents (“net debt”), including finance leases, was $1,344.0 million as of March 31, 2022. Our pro forma net leverage ratio, which is net debt divided by pro forma Adjusted EBITDA, was 3.93 as of March 31, 2022. Our pro forma net leverage ratio, adjusted for $9.8 million of charges taken during the second quarter of fiscal year 2021 primarily related to increased reserves of leasing receivables and inventories, was 3.82 as of March 31, 2022. Availability under the senior secured credit facility was $330.9 million as of March 31, 2022. For the three months ended March 31, 2022, we added $45.9 million to our rental fleet.

Based on year-to-date performance, continued market strength, our current sales order backlog, supply chain initiatives and outlook for the rental fleet, we are maintaining our full-year revenue and Adjusted EBITDA outlook at this time.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 5:00 P.M. Eastern Time on May 10, 2022, to discuss its first quarter 2022 financial results. A webcast will be publicly available at: investors.customtruck.com. To listen by phone, please dial 1-877-425-9470 or 1-201-389-0878. A replay of the call will be available until midnight, Tuesday, May 17, 2022, by dialing 1-844-512-2921 or 1-412-317-6671 and entering passcode 13729071.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems. The Company's coast-to-coast rental fleet of more than 9,600 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit investors.customtruck.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: difficulty in integrating Nesco Holdings and Custom Truck LP businesses and fully realizing the anticipated benefits of the Acquisition; public health crises such as the COVID-19 pandemic; the cyclicality of demand for our products and services and our vulnerability to industry, regional and national downturns, which impact, among others, our ability to manage our rental equipment; fluctuation of our revenue and operating results; our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner; competition, which may have a material adverse effect on our business by reducing our ability to increase or maintain revenues or profitability; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for our sales inventory; aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; uncertainties in the success of our future acquisitions or integration of companies that we acquire; our inability to recruit and retain the experienced personnel we need to compete in our industries; further unionization of our workforce; disruptions in our information technology systems or a compromise of our system security, limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, and implement strategic initiatives; unfavorable conditions in the capital and credit markets and our inability to obtain additional capital as required; our inability to renew our leases upon their expiration; our failure to keep pace with technological developments; our dependence on a limited number of manufacturers and suppliers and on third-party contractors to provide us with various services to assist us with conducting our business; risks related to our operations outside of the United States, including changes in local political or economic conditions, foreign exchange risks and compliance risks with local laws and regulations; potential impairment charges and our inability to collect on contracts with customers; failure of federal and state legislative and regulatory developments that encourage electric power transmission infrastructure spending to translate into demand for our equipment; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; changes to international trade agreements, tariffs, import and excise duties, taxes or other governmental rules and regulations; our exposure to various risks related to legal proceedings or claims, and our failure to comply with relevant laws and regulations, including those related to occupational health and safety, environment and government contract; significant transaction and transition costs that we will continue to incur following the Acquisition; the interest of our majority shareholder, which may not be consistent with the other shareholders; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; significant operating and financial restrictions imposed by the agreements governing our existing debt; and uncertainties related to our variable rate indebtedness. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(844) 403-6138
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
The condensed consolidated statements of operations presented below for the three months ended March 31, 2022, and the three months ended December 31, 2021, include the results of Custom Truck LP from April 1, 2021 to March 31, 2022. The condensed consolidated statements of operations for the three months ended March 31, 2021, represent those of Nesco Holdings before the acquisition of Custom Truck LP and, therefore, are not comparable.

	Three Months Ended March 31,		Three Months Ended December 31, 2021
(in $000s except per share data)	2022	2021
Revenue
Rental revenue	$109,145	$48,289	$114,131
Equipment sales	227,186	17,987	212,509
Parts sales and services	30,145	12,023	29,799
Total revenue	366,476	78,299	356,439
Cost of Revenue
Cost of rental revenue	25,793	16,928	28,012
Depreciation of rental equipment	44,964	17,844	45,934
Cost of equipment sales	187,278	13,665	183,449
Cost of parts sales and services	23,948	9,643	21,192
Total cost of revenue	281,983	58,080	278,587
Gross Profit	84,493	20,219	77,852
Operating Expenses
Selling, general and administrative expenses	53,655	12,050	43,844
Amortization	13,335	754	13,334
Non-rental depreciation	3,047	21	1,768
Transaction expenses	4,648	10,448	9,065
Total operating expenses	74,685	23,273	68,011
Operating Income (Loss)	9,808	(3,054)	9,841
Other Expense
Interest expense, net	19,156	14,906	19,169
Financing and other expense (income)	(9,080)	5,857	428
Total other expense	10,076	20,763	19,597
Income (Loss) Before Income Taxes	(268)	(23,817)	(9,756)
Income Tax Expense (Benefit)	3,005	4,090	(6,043)
Net Income (Loss)	$(3,273)	$(27,907)	$(3,713)

Net Income (Loss) Per Share
Basic	$(0.01)	$(0.57)	$(0.02)
Diluted	$(0.01)	$(0.57)	$(0.02)

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	March 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$23,811	$35,902
Accounts receivable, net	174,057	168,394
Financing receivables, net	36,487	28,649
Inventory	463,722	410,542
Prepaid expenses and other	14,847	13,217
Total current assets	712,924	656,704
Property and equipment, net	107,723	108,612
Rental equipment, net	834,645	834,325
Goodwill	713,832	695,865
Intangible assets, net	314,505	327,840
Operating lease assets	35,453	36,014
Other assets	26,997	24,406
Total Assets	$2,746,079	$2,683,766
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$108,484	$91,123
Accrued expenses	61,963	60,337
Deferred revenue and customer deposits	25,684	35,791
Floor plan payables - trade	59,682	72,714
Floor plan payables - non-trade	220,300	165,239
Operating lease liabilities - current	5,283	4,987
Current maturities of long-term debt	4,950	6,354
Current portion of finance lease obligations	4,559	4,038
Total current liabilities	490,905	440,583
Long-term debt, net	1,324,396	1,308,265
Finance leases	2,313	5,109
Operating lease liabilities - noncurrent	30,718	31,514
Deferred income taxes	21,545	15,621
Derivative, warrants and other liabilities	17,693	24,164
Total long-term liabilities	1,396,665	1,384,673
Commitments and contingencies
Stockholder's Equity
Common stock	25	25
Treasury stock	(3,307)	(3,020)
Additional paid-in capital	1,512,554	1,508,995
Accumulated deficit	(650,763)	(647,490)
Total stockholders' equity	858,509	858,510
Total Liabilities and Stockholders' Equity	$2,746,079	$2,683,766

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
The condensed consolidated statement of cash flows presented below for the three months ended March 31, 2022, include the cash flows of Custom Truck LP from April 1, 2021 to March 31, 2022. The condensed consolidated statement of cash flows for the three months ended March 31, 2021, represents the cash flows of Nesco Holdings before the acquisition of Custom Truck LP and, therefore, is not comparable.

	Three Months Ended March 31,
(in $000s)	2022	2021
Operating activities
Net loss	$(3,273)	$(27,907)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	62,500	19,905
Amortization of debt issuance costs	1,326	—
Provision for losses on accounts receivable	2,811	1,383
Share-based compensation	3,364	698
Gain on sales and disposals of rental equipment	(5,420)	(4,139)
Change in fair value of derivative and warrants	(5,767)	5,846
Deferred tax expense (benefit)	2,849	3,826
Changes in assets and liabilities:
Accounts and financing receivables	(33,520)	1,520
Inventories	(51,384)	(5,081)
Prepaids, operating leases and other	(4,637)	(5,545)
Accounts payable	29,869	(956)
Accrued expenses and other liabilities	(5,343)	(1,437)
Floor plan payables - trade, net	(13,031)	—
Customer deposits and deferred revenue	(10,115)	(199)
Net cash flow from operating activities	(29,771)	(12,086)

Investing activities
Acquisition of business, net of cash acquired	(50,513)	—
Purchases of rental equipment	(45,945)	(11,368)
Proceeds from sales and disposals of rental equipment	49,961	15,416
Other investing activities, net	(1,961)	(76)
Net cash flow from investing activities	(48,458)	3,972

Financing activities
Proceeds from debt	75	—
Share-based payments	(6)	—
Borrowings under revolving credit facilities	50,000	25,461
Repayments under revolving credit facilities	(34,844)	(16,431)
Repayments of notes payable	(1,872)	(182)
Finance lease payments	(2,275)	(955)
Acquisition of inventory through floor plan payables - non-trade	140,126	—
Repayment of floor plan payables - non-trade	(85,066)	—
Net cash flow from financing activities	66,138	7,893
Net Change in Cash	(12,091)	(221)
Cash at Beginning of Period	35,902	3,412
Cash at End of Period	$23,811	$3,191

	Three Months Ended March 31,
(in $000s)	2022	2021
Supplemental Cash Flow Information
Cash paid for interest	$4,865	$26,287
Cash paid for income taxes	—	122
Non-Cash Investing and Financing Activities:
Rental equipment and property and equipment purchases in accounts payable	—	6,285
Rental equipment sales in accounts receivable	23,551	1,505

CUSTOM TRUCK ONE SOURCE, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Custom Truck LP became a wholly owned subsidiary of the Company on April 1, 2021. The Company's condensed consolidated financial statements prepared under GAAP include Custom Truck LP as of March 31, 2022. Information presented for the three months ended March 31, 2021 is that of Nesco Holdings. Accordingly, the financial information presented under GAAP for the current periods is not comparable to those of corresponding prior periods. As a result, we have included information on a “pro forma combined basis” as further described below, which we believe provides for more meaningful year-over-year comparability.
Pro Forma Financial Information. The unaudited pro forma combined financial information presented on the subsequent pages give effect to the Company's acquisition of Custom Truck LP, as if the Acquisition had occurred on January 1, 2020, and is presented to facilitate comparisons with our results following the Acquisition. This information has been prepared in accordance with Article 11 of Regulation S-X. Such unaudited pro forma combined financial information also uses the estimated fair value of assets and liabilities on April 1, 2021, the closing date of the Acquisition, and makes the following assumptions: (1) removes acquisition-related costs and charges that were recognized in the Company's condensed consolidated financial statements in the three months ended March 31, 2021, and applies these costs and charges as if the transactions had occurred on January 1, 2020; (2) adjusts for the impacts of purchase accounting in the three and three months ended March 31, 2021; (3) adjusts interest expense, including amortization of debt issuance costs, to reflect borrowings on the ABL Facility and issuance of the 2029 Secured Notes, as if the funds had been borrowed and the 2029 Secured Notes had been issued on January 1, 2020 and used to repay pre-acquisition debt; and, (4) adjusts for the income tax effect using a tax rate of 25%.
Pro Forma Adjusted EBITDA. We present Pro Forma Adjusted EBITDA as if the Acquisition had occurred on January 1, 2020. Refer to the reconciliation of pro forma combined net income (loss) to Pro Forma Adjusted EBITDA for the three-month period ended March 31, 2021 in this press release.

CUSTOM TRUCK ONE SOURCE, INC.
SCHEDULE 1 — ADJUSTED EBITDA RECONCILIATION
(unaudited)
The Adjusted EBITDA Reconciliation presented below for the three months ended March 31, 2022, and three months ended March 31, 2022, include the results of Custom Truck LP from April 1, 2021 to December 31, 2021. The Adjusted EBITDA Reconciliation for the three months ended March 31, 2021, represent those of Nesco Holdings before the acquisition of Custom Truck LP and, therefore, is not comparable.

	Three Months Ended March 31,		Three Months Ended December 31, 2021
(in $000s)	2022 Actual	2021 Actual
Net income (loss)	$(3,273)	$(27,907)	$(3,713)
Interest expense	17,445	14,906	17,778
Income tax expense (benefit)	3,005	4,090	(6,043)
Depreciation and amortization	62,500	19,101	63,106
EBITDA	79,677	10,190	71,128
Adjustments:
Non-cash purchase accounting impact (1)	9,026	53	6,468
Transaction and integration costs (2)	4,648	10,744	8,900
Sales-type lease adjustment (3)	529	—	3,757
Share-based payments (4)	3,364	698	4,597
Change in fair value of derivative and warrants (5)	(5,767)	5,846	739
Adjusted EBITDA	$91,477	$27,531	$95,589
Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and further adjusted for non-cash purchase accounting impact, transaction and process improvement costs, including business integration expenses, share-based payments, the change in fair value of derivative instruments, sales-type lease adjustment, and other special charges that are not expected to recur. This non-GAAP measure is subject to certain limitations.

(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.
(2)    Represents transaction costs related to acquisitions of businesses, including post-acquisition integration costs, which are recognized within operating expenses in our consolidated Statements of Comprehensive Income (Loss). These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are expenses associated with the integration of acquired businesses.
(3)    Represents the adjustment for the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. This adjustment is made pursuant to our credit agreement.
(4) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(5) Represents the charge to earnings for our interest rate collar and the change in fair value of the liability for warrants.

CUSTOM TRUCK ONE SOURCE, INC.
SCHEDULE 2 — SUPPLEMENTAL PRO FORMA INFORMATION
(unaudited)
Pro Forma Combined Statements of Operations — Three Months Ended March 31, 2021

(in $000s)	Nesco Holdings	Custom Truck LP	Pro Forma Adjustments[a]		Pro Forma Combined
Rental revenue	$48,289	$51,973	$—		$100,262
Equipment sales	17,987	245,955	—		263,942
Parts sales and services	12,023	18,543	—		30,566
Total revenue	78,299	316,471	—		394,770
Cost of revenue	40,236	240,678	(987)	b	279,927
Depreciation of rental equipment	17,844	22,757	3,817	c	44,418
Total cost of revenue	58,080	263,435	2,830		324,345
Gross profit	20,219	53,036	(2,830)		70,425
Selling, general and administrative	12,050	34,428	—		46,478
Amortization	754	1,990	3,590	d	6,334
Non-rental depreciation	21	1,151	(213)	d	959
Transaction expenses and other	10,448	5,254	(15,702)	e	—
Total operating expenses	23,273	42,823	(12,325)		53,771
Operating income (loss)	(3,054)	10,213	9,495		16,654
Interest expense, net	14,906	9,992	(3,919)	f	20,979
Finance and other expense (income)	5,857	(2,346)	—		3,511
Total other expense	20,763	7,646	(3,919)		24,490
Income (loss) before taxes	(23,817)	2,567	13,414		(7,836)
Taxes	4,090	—	3,354	g	7,444
Net income (loss)	$(27,907)	$2,567	$10,060		$(15,280)
a.The pro forma adjustments give effect to the following as if they occurred on January 1, 2020: (i) the Acquisition, (ii) the extinguishment of Nesco Holdings’ 2019 Credit Facility the 2024 Secured Notes repaid in connection with the Acquisition and (iii) the extinguishment of the outstanding borrowings of Custom Truck LP’s credit facility and term loan that was repaid on the closing of the Acquisition.
b.Represents adjustments to cost of revenue for the reduction to depreciation expense for the difference between historical depreciation and depreciation of the fair value of the property and equipment.
c.Represents the adjustment for depreciation of rental fleet relating to the mark-up to fair value from purchase accounting as a result of the Acquisition.
d.Represents the differential in other amortization and depreciation related to the fair value of the identified intangible assets from purchase accounting as a result of the Acquisition.
e.Represents the elimination of transaction expenses recognized in the Company’s consolidated financial statements for the three months ended March 31, 2021. The expenses were directly related to the Acquisition and are reflected as adjustments, as if the Acquisition had occurred on January 1, 2020.
f.Reflects the differential in interest expense, inclusive of amortization of capitalized debt issuance costs, related to the Company’s debt structure after the Acquisition as though the following had occurred on January 1, 2020: (i) borrowings under the ABL Facility; (ii) repayment of the 2019 Credit Facility; (iii) repayment of the 2024 Secured Notes; (iv) repayment of Custom Truck LP’s borrowings under its revolving credit and term loan facility; and (v) the issuance of the 2029 Secured Notes.
g.Reflects the adjustment to recognize the tax impacts of the pro forma adjustments for which a tax expense is recognized using a statutory tax rate of 25%.

Reconciliation of Pro Forma Combined Net Income (Loss) to Pro Forma Adjusted EBITDA
The following table provides a reconciliation of pro forma combined net income (loss) to pro forma Adjusted EBITDA:

	Three Months Ended March 31,
(in $000s)	2022 Actual	2021 Pro Forma
Net income (loss)	$(3,273)	$(15,280)
Interest expense	17,445	18,500
Income tax expense (benefit)	3,005	7,444
Depreciation and amortization	62,500	53,599
EBITDA	79,677	64,263
Adjustments:
Non-cash purchase accounting impact	9,026	54
Transaction and process improvement costs	4,648	293
Sales-type lease adjustment	529	1,155
Share-based payments	3,364	1,255
Change in fair value of derivative and warrants	(5,767)	5,846
Adjusted EBITDA	$91,477	$72,866